February 13, 2004

U.S. Seecurities and Exchange Commission 450 Fifth Street, NW Washington, DC 20549

Gentlemen:

We have reviewed the statements made in Item 4-Changes in Registrant's Certifying Public Accountant contained in a Current Report on Form 8-K/A as filed by Snap2 Corporation on February 12, 2004.

We have no disagreements with the statements made in the February 12, 2004 Form 8-K, Item 4 disclosures.

Yours truly,

/s/ S. W. Hatfield, CPA

/s/ Scott W. Hatfield, CPA